BSD Medical Corporation to Host Investor
And Analyst Webinar Update Featuring MicroThermX® on August 7

Live Webinar on the MicroThermX® Microwave Ablation System Scheduled for Tuesday, August 7 at 2:00 p.m. Eastern Time/12:00 p.m. Mountain Time; RSVP Required

Salt Lake City – July 24, 2012 – BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD), a leading provider of medical systems that utilize heat therapy to treat cancer, today announced that it will host an Investor and Analyst Webinar Update featuring its MicroThermX® Microwave Ablation System (MicroThermX®) on Tuesday, August 7, 2012 at 2:00 p.m. Eastern time/12:00 p.m. Mountain time. The event will include presentations from BSD President Harold Wolcott, VP Sales & Marketing Sam Maravich, Jr., and Director of Marketing Sunita Pargass.  The webinar will provide an overview of the addressable market for microwave ablation, technical capabilities of the MicroThermX®, and a progress report on the sales and marketing strategies for the product.

Individuals interested in participating in the webinar may do so by visiting the Investor Relations section of the Company's website at www.BSDMedical.com or by dialing 877-941-6010 from the United States, or 480-629-9643 from outside the United States, and entering conference ID 4554205. We request that you RSVP to the webinar by emailing aomalley@finprofiles.com before 4:00 p.m. Eastern time on Friday, August 3, 2012. An accompanying slide presentation will be available on the Company website.

A telephone replay will be available through August 14, 2012 by dialing 800-406-7325 from the United States, or 303-590-3030 from outside the United States, and entering conference ID 4554205.  A webcast replay will be available for 90 days.

About BSD Medical Corporation

BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy, which is delivered using focused radiofrequency (RF) and microwave energy. BSD’s product lines include both hyperthermia and ablation treatment systems. BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy. BSD’s microwave ablation system has been developed as a stand-alone therapy to employ precision-guided microwave energy to ablate (destroy) soft tissue. The Company has developed extensive intellectual property, multiple products in the market, and established distribution in the United States, Europe and Asia. Certain of the Company’s products have received regulatory approvals and clearances in the United States, Europe and China. For further information visit BSD Medical's website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

Contacts

Dennis Gauger
BSD Medical Corporation
801-972-5555
investor@bsdmc.com

Tricia Ross
Financial Profiles
916-939-7285
tross@finprofiles.com

Amy O’Malley
Financial Profiles
310-278-2700 x10
aomalley@finprofiles.com